EXHIBIT 4.9

Execution Version

FIRST SUPPLEMENTAL INDENTURE
This First Supplemental Indenture (the “First Supplemental Indenture”), dated as of October 16, 2019, among Hill-Rom Holdings, Inc., an Indiana corporation (or its permitted successor) (the “Issuer”), the other Guarantors (as defined in the Indenture referred to herein), the guarantor named in the signature pages hereto (the “Guaranteeing Subsidiary”) and Citibank, N.A., as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of September 19, 2019, providing for the issuance of the Issuer’s 4.375% Senior Notes due 2027 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)    Agreement to Guarantee. The Guaranteeing Subsidiary hereby (a) jointly and severally agrees, along with all existing Guarantors, to provide an unconditional Guarantee of the Notes on the terms set forth in the Indenture including but not limited to Article 10 thereof and (b) becomes a party to the Indenture as a Guarantor and, as such, will have the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.
(3)    No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the other Guarantors under the Notes, any Guarantees, the Indenture or this First Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
(4)    GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(5)    Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture and signature pages for all purposes.

(6)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(7)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guaranteeing Subsidiary.
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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.
Hill-Rom Holdings, Inc.

By: ___________________________________
Name: Deborah M. Rasin
Title: Senior Vice President, Chief Legal Officer and Secretary

Breathe Technologies, Inc., as Guarantor

By: ___________________________________
Name: Deborah M. Rasin
Title: Director
CITIBANK, N.A., as Trustee

By: ___________________________________
Name: Ryan Biasi
Title: Senior Trust Officer